CPI Aerostructures, Inc. 8-K

Exhibit 99.1

CPI AEROSTRUCTURES SECURES $4.8 MILLION LOAN UNDER PAYCHECK PROTECTION

PROGRAM PROVISION OF CARES ACT

- Company Anticipates Full Loan Forgiveness Under Terms of Act; Funds to be Used to Retain

Workforce and Maintain Employee Benefits–

Edgewood, N.Y., April 13, 2020 - CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE American: CVU) (the “Company”) announced that it closed on a $4.8 million loan under the Payroll Protection Program (PPP) (the “Loan”) contained within the new Coronavirus Aid, Relief, and Economic Security (CARES) Act signed into law by President Trump on March 27, 2020. The Loan was obtained from BNB Bank, which is one of the lenders to the Company’s existing credit facility. As a U.S. Small Business, CPI Aero qualifies for the PPP which allows businesses and nonprofits with fewer than 500 employees to obtain loans of up to $10 million to incentivize companies to maintain their workers as they manage the business disruptions caused by the COVID-19 pandemic.

The Loan has a term of two years, is unsecured, and is guaranteed by the Small Business Administration. The Loan bears interest at a fixed rate of one percent per annum with the first six months of interest deferred and will be forgiven if at least 75% of the Loan proceeds are used by CPI Aero to cover payroll costs, including benefits, and the Company maintains its employment and compensation within certain parameters during the eight-week period following the loan origination date. CPI Aero expects to meet the requirements for full Loan forgiveness. The forgiven amount is not included in taxable income.

Douglas McCrosson, President and CEO of CPI Aero said, “We are grateful to the Administration and Congress for creating this much-needed safety net in response to the COVID-19 pandemic. This loan gives us a cushion to support our workers in view of the uncertain duration of the pandemic and its unprecedented challenges. Small businesses, such as CPI Aero, are vital to the nation’s economy and we are proud of the fact that we are continuing to operate without layoffs or furloughs as a Department of Defense-designated ‘critical infrastructure’ company. We continue to see robust demand from our national security customers and with this assistance, we expect to emerge from this crisis with our workforce intact and the capability to execute on our substantial backlog. I’d like to thank BNB Bank for its efficiency, responsiveness and stellar customer service that resulted in CPI Aero being among the first small businesses in the nation to receive a PPP loan.”

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2018, and Form 10-Q for the three-month periods ended March 31, 2019, June 30, 2019, and September 30, 2019.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

About Bridge Bancorp, Inc.
Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, BNB Bank. Established in 1910, BNB, with assets of approximately $4.9 billion, operates 39 branch locations serving Long Island and the greater New York metropolitan area. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB’s wholly-owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc., a wholly-owned subsidiary of BNB, offers financial planning and investment consultation. For more information visit www.bnbbank.com.

Investor Relations Contacts:

LHA Investor Relations

Sanjay M. Hurry/Jody Burfening

(212) 838-3777

cpiaero@lhai.com

www.lhai.com